FORM 4

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

 Check this box if no longer
     subject to Section 16.  Form 4
     or Form 5 obligations may
     continue.  See Instruction 1(b)

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
           Filed pursuant to Section 16(a) of the Securities Exchange
                Act of 1934, Section 17(a) of the Public Utility
               Holding Company Act of 1935 of Section 30(f) of the
                         Investment Company Act of 1940

------------------------------------------------------------------ -----------------------------------------------------------------
Name and Address of Reporting Person                               2.   Issuer Name and Ticker or Trading Symbol
                                                                   LifePoint, Inc. -- LFPT
Gold               Peter                   S.
(Last)              (First)                  (Middle)



5 Beverly Park
-----------------------
         (Street)


Beverly Hills            CA                                     90210
(City)                   (State)                                 (Zip)


------------------------------------------------------------------ -----------------------------------------------------------------
------------------------------------------------------------------ ------------------------- ---------------------------------------
                                                                   3. IRS or Social          4. Statement for Month/Year
                                                                   Security Number of        4/99
                                                                   Reporting Person
                                                                   (Voluntary)

                                                                   ###-##-####
------------------------------------------------------------------ ------------------------- ---------------------------------------
------------------------------------------------------------------ ------------------------- ---------------------------------------
                                                                                             5. If Amendment, Date of Original
                                                                                             (Month/Year)
------------------------------------------------------------------ ------------------------- ---------------------------------------
--- ----------------------------------------------
    6.  Relationship of Reporting Person to
    Issuer
                   (Check if Applicable)

    _x__ Director                         ___    10% Owner
    __ Officer (give                     ___   Other (specify
                title                                 below)
                below)







--------------------------------- --------------------------------------------------------------------------------------------------
                                                   Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
--------------------------------- ------------------------------------------------------------------------
--------------------------------- ------------------- ------------------ --------------------------------

1.  Title of Security             2.  Transaction     3.  Transaction    4. Securities Acquired (A) or
         (Instr. 3)                      Date              Code          Disposed of (D) (Instr. 3, 4,
                                  (Month/Day/Year)          (Instr. 8)   and 5)





--------------------------------- ------------------- ------------------ --------------------------------
--------------------------------- ------------------- ---------- ------- ----------- --------- ----------
                                                        Code       V     Amount      (A) or    Price
                                                                                     (D)
--------------------------------- ------------------- ---------- ------- ----------- --------- ----------
--------------------------------- ------------------- ---------- ------- ----------- --------- ----------


Common Stock, $.001 par value     N/A                     N/A            100,000     N/A       N/A

--------------------------------- ------------------- ---------- ------- ----------- --------- ----------
Common Stock, $.001 par value     N/A                     N/A            600,000     N/A       N/A

--------------------------------- ------------------- ---------- ------- ----------- --------- ----------

--------------- ----------- ---------------
5. Amount of    6.          7. Nature of
Securities      Owner-ship  Indirect
Beneficially    Form:       Beneficially
Owned at End    Direct      Ownership
of Month        (D) or      (Instr. 4)
(Instr. 3 and   Indirect
4)              (I)
                (Instr. 4)
--------------- ----------- ---------------



100,000         D           N/A

--------------- ----------- ---------------
600,000         I           Trustee and
                            co-beneficiary
                            of revocable
                            Intervivos Trust
--------------- ----------- ---------------
--------------- ----------- ---------------


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Form 4 (continued) Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned(e.g., puts, calls, warrants, options, convertible securities)

---------------------------- ------------- ------------- --------------- --------------- ---------------- -------------------------
1. Title of Derivative       2.            3.            4.              5.Number of    6. Date          7. Title and Amount of
Security (Instr. 3)           Conversion  Transaction   Transaction        Derivation      Exercisable      Underlying Securities
                              or              Date      Code (Instr.8)     Securities      and Expiration   (Instr. 3 and 4)
                              Exercisable (Month/Day/                      Acquired (A)    Date
                              Price        Year)                           or Disposed     (Month/Date/Year)
                              of                                           of (D)
                              Derivative                                   (Instr. 3,4,
                              Security                                     and 5)



---------------------------- ------------- ------------- --------------- --------------- ---------------- -------------------------
---------------------------- ------------- ------------- ------- ------- -------- ------ -------- ------- ------------ ------------
                                                         Code      V     (A)      (D)    Date     Expira  Title        Amount or
                                                                                         Exerci   tion                 Number of
                                                                                         sable    Date                 Shares
---------------------------- ------------- ------------- ------- ------- -------- ------ -------- ------- ------------ ------------
---------------------------- ------------- ------------- --------------- --------------- ---------------- -------------------------

Common Stock Options         $1.81         4/16/99       A               15,000    0     (1)      4/15/09 Common       15,000
                                                                                                          Stock

---------------------------- ------------- ------------- --------------- --------------- ---------------- -------------------------
Common Stock Purchase        N/A           N/A           N/A             100,000   0     N/A      N/A     N/A          100,000
Warrant

---------------------------- ------------- ------------- --------------- --------------- ---------------- -------------------------
Common Stock Purchase        N/A           N/A           N/A             100,000  0      N/A      N/A     N/A          100,000
Warrant

---------------------------- ------------- ------------- --------------- --------------- ---------------- -------------------------
---------------------------- ------------- ------------- --------------- --------------- ---------------- -------------------------

------------- ------------- ----------- -----------
8. Price of   9. Number     10.         11.
Derivative    of            Ownership   Nature of
Security      Derivative    Form of     Indirect
(Instr. 5)    Securities    Derivative  Beneficial
              Beneficially  Security:   Ownership
              Owned at      Direct      (Instr. 4)
              end of        (D) or
              month         Indirect
              (Instr. 4)    (I)
                            (Instr. 4)

------------- ------------- ----------- -----------
------------- ------------- ----------- -----------
0              15,000       D           N/A


------------- ------------- ----------- -----------
N/A            115,000      D           N/A


------------- ------------- ----------- -----------
N/A            215,000      D           N/A


------------- ------------- ----------- -----------
------------- ------------- ----------- -----------



Explanation of Responses: (1) Becomes exercisable as to 3,750 shares on 4/16/00 becomes exercisable as to 321 shares on the 30th day of each month for 35 months thereafter and become exercisable as to 15 shares on the 30th day of the 36th month thereafter.



                         By:  /s/  Peter S. Gold
                         Signature of Reporting Person


                         Date:  5/17/99




**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.